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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                           ASSET SERVICING CORPORATION

         I, the undersigned natural person of the age eighteen (18) years or more, acting as incorporator of a corporation under the General Corporation Law of the State of Nevada, do hereby adopt the following Articles of Incorporation:


ARTICLE I

The name of this corporation is Asset Servicing Corporation.


ARTICLE II

Its registered office in the State of Nevada is to be located at 2533 North Carson Street, Carson City, Nevada 89706. The registered agent in charge thereof is Laughlin Associates at 2533 North Carson Street, Carson City, Nevada 89706.


ARTICLE III

The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned as fully and to the same extent as natural persons might or could do and in any part of the world, viz:

                  "The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Nevada."


ARTICLE IV

The amount of the total authorized capital stock of this corporation is Fifty Million (50,000,000) shares with a par value of $0.001 each, amounting to Fifty Thousand Dollars ($50,000.00).


ARTICLE V

The name and address of the incorporator signing the articles of incorporation is as follows:

                                  Charles Smith
                           709 B West Rusk, Suite 580
                              Rockwall, Texas 75087



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ARTICLE VI

The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided in the bylaws of this corporation, provided that the number of directors shall not be reduced less than one or be more than ten.


The name and address of the first director, which is one in number, is as follows:

                                  Charles Smith
                            709 B W. Rusk, Suite 580
                              Rockwall, Texas 75087

ARTICLE VII

Meetings of stockholders may be held outside of the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.


ARTICLE VII

This corporation reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed, and all rights conferred upon stockholders herein are granted subject to this reservation.


ARTICLE VII   Elimination or Limitation of Liability of Directors

No director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director: provided, however, that nothing contained herein shall eliminate or limit the liability of a director
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) for any act or omission occurring prior to their directorship.


ARTICLE VIII        Indemnification of Directors and Officers

The corporation shall indemnify the directors and officers of the corporation, and of any subsidiary of the corporation, to the full extent provided by the laws of the State of Nevada. Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit


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or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. In addition, the corporation may advance expenses of such nature on any other terms and/or in any other manner authorized by law.


ARTICLE IX                     Amendment of Bylaws

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is authorized, subject to the bylaws, if any, adopted by the shareholders, to adopt, alter or amend the bylaws of the corporation.


         I, THE UNDERSIGNED, being the sole incorporator herein before named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make, file and record these articles of incorporation, hereby declaring and certifying that the facts stated herein are true, and accordingly have hereunto set my hand.

         Dated this 12th day of May 1998.


                                           /s/ CHARLES SMITH
                                           ------------------------------------
                                           Charles Smith, Incorporator

State of Texas             )
                           )
County of Dallas           )

         Before me, a notary public, on this day personally appeared Charles Smith, known to me to be the person whose name is subscribed to the foregoing document and, being by me first duly sworn, declared that the statements therein contained are true and correct.

         Given under my hand and official seal of office on the 12th day of May, 1998.


                                                /s/ JUDY BRACKIN
                                                -------------------------------
                                                Notary Public
                                                in and for the State of Texas
                                                [SEAL]

My commission expires: 12-21-99
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